Exhibit 99.1

[HRPT Properties Trust Letterhead]

FOR IMMEDIATE RELEASE	Contact:
Timothy A. Bonang,
Manager of Investor Relations
(617) 796-8149
www.hrpreit.com

HRPT Properties Trust Offering 9,000,000 Common Shares

Newton, MA (October 15, 2007):  HRPT Properties Trust (NYSE: HRP) announced today that it has commenced a public offering of 9,000,000 common shares of beneficial interest.  HRP expects to use the proceeds, plus borrowings under its revolving credit facility, to redeem all or a portion of its $300 million outstanding 8.75% Series B preferred shares. The underwriters will be granted a 30-day option to purchase up to an additional 1,350,000 shares from HRP to cover overallotments, if any.

The joint book running managers for this offering are Morgan Stanley, RBC Capital Markets and UBS Investment Bank. The co-managers for this offering are Banc of America Securities LLC, Ferris, Baker Watts Incorporated, Janney Montgomery Scott LLC, Morgan Keegan & Company, Inc., Oppenheimer & Co. and Stifel Nicolaus.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state or jurisdiction. Copies of the prospectus related to this offering may be obtained from the offices of Morgan Stanley & Co. Incorporated (Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014 or by email at prospectus@morganstanley.com) or from the offices of any of the other managing underwriters identified above.

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER FEDERAL SECURITIES LAWS, INCLUDING WITH RESPECT TO HRP’S ISSUANCE OF SHARES AND ITS INTENDED USE OF PROCEEDS.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON HRP’S PRESENT EXPECTATIONS, BUT THESE STATEMENTS AND THE IMPLICATIONS OF THESE STATEMENTS ARE NOT GUARANTEED.  FOR EXAMPLE, ALTHOUGH THIS PRESS RELEASE REFERS TO AN OFFERING OF 9,000,000 HRP COMMON SHARES BY HRP, MORE OR LESS THAN 9,000,000 COMMON SHARES MAY BE SOLD OR THIS OFFERING MAY BE WITHDRAWN, AND THE PROCEEDS FROM ANY OFFERING MAY BE USED FOR PURPOSES OTHER THAN THOSE CURRENTLY EXPECTED, ALL DEPENDING UPON MARKET CONDITIONS OR FOR SOME OTHER REASON.  INVESTORS SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.

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A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.
No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.